CONSENT OF INDEPENDENT AUDITORS

TO:	NORTHWESTERN MINERAL VENTURES INC. (‘‘NORTHWESTERN’’)

AND TO:	BERNS & BERNS, COUNSELORS AT LAW

AND TO:	U.S. SECURITIES & EXCHANGE COMMISSION

FROM:	MCGOVERN, HURLEY, CUNNINGHAM, LLP

RE:	NORTHWESTERN MINERAL VENTURES INC. - AUDITED ANNUAL FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2006, 2005, AND 2004

We hereby consent to the inclusion of our report dated April 18, 2007 to the shareholders of Northwestern in connection with our audits of the consolidated financial statements of Northwestern as at December 31, 2006 and 2005 and for the years ended December 31, 2006, 2005, and 2004 in Northwestern’s Annual Report on Form 20-F for the year ended December 31, 2006 (‘‘Form 20-F’’), for the purposes of filing same with the U.S. Securities and Exchange Commission.

We have performed only limited procedures, including enquiries of the Company’s management with respect to events occurring between the date of our audit report and the date of this consent. We have not performed any procedures subsequent to the date of this consent.

This consent is provided to the Company for use solely in connection with the above filing of these financial statements pursuant to the continuous disclosure provisions of the U.S. Securities and Exchange Commission; accordingly, we do not consent to the use of our audit report for any other purpose.

Dated this 12th day of July 2007.

MCGOVERN, HURLEY, CUNNINGHAM, LLP

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